EXHIBIT 99.3


                                      PROXY

                         SPECIAL MEETING OF SHAREHOLDERS
                    OF ROUTT COUNTY NATIONAL BANK CORPORATION

                             _________________, 1998


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



         The undersigned hereby appoints Timothy S. Borden and _______________, and either of them, as proxies of the undersigned to vote as designated below on behalf of the undersigned as a holder of the Common Stock of Routt County National Bank Corporation ("Company Common Stock") and to vote as designated below all shares of Company Common Stock that the undersigned held of record on _______________, 1998, which the undersigned is entitled to vote, at the special meeting of shareholders of Routt County National Bank Corporation (the "Company") to be held on __________________, 1998, or at any postponement or adjournment thereof, for the purpose of considering and acting on the proposal to approve the Agreement and Plan of Reorganization dated January 21, 1998, among the Company, its wholly-owned subsidiary First National Bank of Colorado (the "Bank"), Zions Bancorporation ("Zions"), Val Cor Bancorporation, Inc. ("Val Cor"), a wholly-owned subsidiary of Zions, and Bank Colorado, National Association ("Bank Colorado"), Val Cor's wholly-owned subsidiary, an Agreement of Merger between the Company and Val Cor and an Agreement of Merger between Bank Colorado and the Bank (collectively, the "Plan of Reorganization"), whereby the Company will merge into Val Cor, with Val Cor being the surviving corporation, and the Bank will merge into Bank Colorado, with Bank Colorado being the surviving national banking association (the aforementioned mergers being referred to collectively as the "Reorganization"). Pursuant to the Plan of Reorganization, if the Transaction Expenses (as defined) do not exceed $100,000, the holders of shares of Company Common Stock will receive approximately 2.04 shares of Zions Common Stock in exchange for each share of Company Common Stock. The terms and conditions of the Plan of Reorganization are set forth in the accompanying Proxy Statement/Prospectus. Each Proxy shall have full power of substitution. Approval of the Plan of Reorganization requires the affirmative vote of a majority of the outstanding shares of the Company Common Stock.

The Directors recommend a vote FOR Proposal 1.

         1. Approval of the Plan of Reorganization and the Reorganization.

            [  ] FOR          [  ] AGAINST           [  ] ABSTAIN

         2. The Proxy, in his discretion, is authorized to vote on such other business as may properly come before the meeting.




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         When properly completed, this proxy will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted FOR the approval of the Plan of Reorganization and the Reorganization.

                                    (Each person whose name is on the Company
                                    Common Stock certificate should sign below in the same manner in which such person's name appears. If signing as a fiduciary, give title.)


                                               _________________________________
                                               Signature


                                               _________________________________
                                               Printed Name


                                               Dated:___________________________
                                                        Please date, sign,
                                                        and return promptly